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                                                                   Exhibit 23.2


KPMG

     One Arizona Center
     400 E. Van Buren Street
     Suite 1100
     Phoenix, AZ 85004


The Board of Directors
Citadel Broadcasting Company:

We consent to the use of our report dated March 26, 1998 on the consolidated balance sheets of Citadel Broadcasting Company and subsidiary as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997 included herein and to the reference to our firm under the heading "Independent Auditors" in the registration statement.



                                                             /s/ KPMG LLP


Phoenix, Arizona
February 16, 1999